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                                                                   Exhibit P (i)


                               PURCHASE AGREEMENT

         Purchase Agreement dated October 24, 2002 between the Scudder RREEF Real Estate Fund, Inc., a corporation organized under the laws of the State of Maryland (the "Fund"), and Deutsche Asset Management, Inc. (the "Sole Initial Shareholder"), a corporation organized under the laws of the state of Delaware.

         WHEREAS, the Fund is an investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act"); and

         WHEREAS, the Fund proposes to issue and sell shares of its common stock, par value, $.01 per share (the "Common Stock"), to the public pursuant to a Registration Statement on Form N-2 (the "Registration Statement") filed with the Securities and Exchange Commission; and

         WHEREAS, Section 14(a) of the 1940 Act requires each registered investment company to have a net worth of at least $100,000 before making a public offering of its securities;

         NOW THEREFORE, the Fund and the Sole Initial Shareholder agree as follows:

         1. The Fund offers to sell to the Sole Initial Shareholder, and the Sole Initial Shareholder agrees to purchase from the Fund, 6,981 number of shares of Common Stock (the "Shares") for an aggregate price of $100,002.82 on a date to be specified by the Fund, prior to the effective date of the Registration Statement.

         2. The Sole Initial Shareholder represents and warrants to the Fund that the Sole Initial Shareholder is acquiring the Shares for investment purposes only and not with a view to resale or further distribution.

         3. The Sole Initial Shareholder's right under this Purchase Agreement to purchase the Shares is not assignable.

         IN WITNESS WHEREOF, the Fund and the Sole Initial Shareholder have caused their duly authorized officers to execute this Purchase Agreement as of the date first above written.

                                     SCUDDER RREEF REAL ESTATE FUND, INC.

                                     By: /s/ BINCO A. [TO COME]
                                         --------------------------------
                                     Name:  Binco A. [to come]
                                     Title: Assistant Secretary

                                     DEUTSCHE ASSET MANAGEMENT, INC.

                                     By: /s/ RICHARD T. HALE
                                         --------------------------------
                                     Name:  Richard T. Hale
                                     Title: Vice President